G.S. Schwartz & Co., Inc.
Public Relations

470 Park Avenue South, New York, NY 10016  (212) 725-4500


FOR IMMEDIATE RELEASE

Contact:     Thomas L. Clark, Jr.                        Carl Hymans
             President & CEO                             Polly Riemenschneider
             Carver Federal Savings Bank                 G.S. Schwartz & Co.
             212-876-4747                                212-725-4500


                      CARVER FEDERAL SAVINGS BANK ANNOUNCES
                   COMPLETION OF FORMATION OF HOLDING COMPANY

NEW YORK, New York, October 17, 1996 -- Carver Federal Savings Bank (Nasdaq:CARV) today announced that the Bank completed its reorganization with the formation of a holding company, Carver Bancorp, Inc., a Delaware corporation, of which Carver Federal Savings Bank has become a wholly owned subsidiary.

Carver received shareholder approval for the formation of a holding company at its annual meeting in July 1996 and received regulatory approval on October 3, 1996. Effective today, all issued and outstanding shares of Carver have been converted into an equal number of shares of Carver Bancorp, Inc. Shareholders are not required to exchange their Carver share certificates for share certificates of Carver Bancorp, Inc. but, if they wish to do so, shareholders should contact Carver's transfer agent, American Stock & Transfer Company at
(718) 234-2700.

"The Board of Directors believes that the holding company structure will benefit our shareholders by providing additional flexibility to engage in a variety of corporate transactions, including possible acquisitions and stock repurchase programs," said David R. Jones, Esq., Chairman of the Board of Carver.

"The holding company structure will benefit our customers by providing the opportunity to expand the Bank's high quality banking services through the offering of new flexible products," added Thomas L. Clark, Jr., President and Chief Executive Officer of Carver.

Carver Federal Savings Bank operates full service branches in the New York City Boroughs of Brooklyn, Queens and Manhattan and in Nassau County. As of June 30, 1996, Carver had assets of $362 million. Carver Federal Savings Bank's deposits are insured by the Savings Association Insurance Fund (SAIF) which is administered by the Federal Deposit Insurance Corporation (FDIC).



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